Exhibit 23-1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

          We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 30, 2004, relating to the consolidated financial statements and financial statement schedule of Energy East Corporation, which appear in Energy East Corporation's Annual Report on Form 10-K for the year ended December 31, 2003.

/s/ PricewaterhouseCoopers LLP

New York, New York
December 10, 2004